Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 433.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

For Immediate Release

INTEGRAL SYSTEMS ANNOUNCES VOLUNTARY DISMISSAL OF FINAL SHAREHOLDER DERIVATIVE LITIGATION

COLUMBIA, MD, November 18, 2009 – Integral Systems, Inc., (NASDAQ: ISYS) announced today that a shareholder derivative action brought by shareholder William Thirkill, has been voluntarily dismissed without prejudice.

The action, filed on July 14, 2009 in the United States District Court for the District of Maryland, alleged a breach of fiduciary duty resulting from the Company’s restatement of its interim financial statements for the first three quarters of fiscal year 2008. With this dismissal, all shareholder derivative actions have been withdrawn by plaintiffs or dismissed by the courts without any findings against the company or its current management team.

“We are pleased that this matter has been dismissed and I speak for the entire management team when I say we are all committed to the principles of integrity and the responsible stewardship of the business,” commented Paul Casner, Chief Executive Officer of Integral Systems.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

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Company Contact:

Kathryn Herr

Vice President, Marketing and Communications

Integral Systems, Inc.

Phone: 443.539.5118

kherr@integ.com